As filed with the Securities and Exchange Commission on December 5, 2008	File No. 333-87897

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ONCOGENEX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4343413 (I.R.S. Employer Identification No.)
1522 217th Place SE, Suite 100 Bothell, Washington 98021 (Address of Principal Executive Offices) (Zip Code)

Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan – 1991 1995 Stock Option Plan for Directors Employee Stock Purchase Plan 1999 Nonqualified Stock Incentive Plan
(Full title of the plans)

Stephen Anderson, Chief Financial Officer

OncoGenex Pharmaceuticals, Inc.

1522 217th Place SE, Suite 100

Bothell, Washington 98021

(Name and address of agent for service)

(425) 686-1500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

EXPLANATORY NOTE

On September 27, 1999, OncoGenex Pharmaceuticals, Inc. (formerly known as Sonus Pharmaceuticals, Inc.) (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8, Registration No. 333-87897 (this “Registration Statement”), for the sale of 1,077,863 shares of the common stock, $0.001 par value, of the Registrant (each, a “Share”) under the Registrant’s Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan – 1991 (the “1991 Plan”) (300,000 Shares), 1995 Stock Option Plan for Directors (the “Director Plan”) (127,863 Shares), Employee Stock Purchase Plan (the “Purchase Plan”) (50,000 Shares), and 1999 Nonqualified Stock Incentive Plan (the “1999 Plan”) (600,000 Shares).

On December 31, 2005, the Purchase Plan terminated in accordance with its terms. Accordingly, the offering of Shares pursuant to the Purchase Plan, as contemplated by this Registration Statement, has terminated. The Registrant is removing from registration, by means of this post-effective amendment to this Registration Statement (this “Post-Effective Amendment No. 1”), any of the 50,000 Shares relating to the Purchase Plan that were registered under this Registration Statement and remained unsold at the termination of the offering.

On October 12, 2000, the Director Plan terminated in accordance with its terms, except for stock options granted prior to such date. On August 21, 2008, the Registrant completed its acquisition (the “Arrangement”) of OncoGenex Technologies Inc. (“OncoGenex Technologies”), as contemplated by the arrangement agreement between the Company and OncoGenex Technologies dated May 27, 2008. Upon completion of the Arrangement, the outstanding stock options to purchase Shares under the Director Plan were terminated in accordance with their respective terms. Accordingly, the offering of Shares pursuant to the Director Plan, as contemplated by this Registration Statement, has terminated. The Registrant is removing from registration, by means of this Post-Effective Amendment No. 1, any of the 127,863 Shares relating to the Director Plan that were registered under this Registration Statement and remained unsold at the termination of the offering.

On November 1, 2001, the 1991 Plan terminated in accordance with its terms, except for stock options granted prior to such date. The number of Shares issuable under the 1991 Plan pursuant to outstanding stock options does not exceed the number of Shares registered by the Registrant under a registration statement on Form S-8, Registration No. 333-56933. Accordingly, this Registration Statement is unnecessary. The Registrant is removing from registration, by means of this Post-Effective Amendment No. 1, any of the 300,000 Shares relating to the 1991 Plan that were registered under this Registration Statement and remained unsold.

The offering of Shares pursuant to the 1999 Plan is unaffected by the foregoing amendments.

II-2

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on December 4, 2008.

ONCOGENEX PHARMACEUTICALS, INC.
/s/ Stephen Anderson
Stephen Anderson Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott Cormack	President, Chief Executive Officer and Director	December 4, 2008
Scott Cormack	(Principal Executive Officer)

/s/ Stephen Anderson	Chief Financial Officer	December 4, 2008
Stephen Anderson	(Principal Financial and Accounting Officer)

/s/ Patrick R. Brady	Director	December 4, 2008
Patrick R. Brady

/s/ Michelle G. Burris	Director	December 4, 2008
Michelle G. Burris

/s/ Neil Clendeninn	Director	December 4, 2008
Neil Clendeninn

/s/ Michael A. Martino	Director	December 4, 2008
Michael A. Martino

/s/ Dwight Winstead	Director	December 4, 2008
Dwight Winstead